CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES B SENIOR CONVERTIBLE PREFERRED STOCK

OF

MIGO SOFTWARE, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

Migo Software, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that, pursuant to authority vested in the Board of Directors of the Company by Article 4 of the Amended and Restated Certificate of Incorporation of the Company, the following resolution was adopted as of May 2, 2007, by the Board of Directors of the Company pursuant to Section 141 of the Delaware General Corporation Law:

“Pursuant to authority vested in the Board of Directors of the Company by Article 4 of the Company’s Amended and Restated Certificate of Incorporation, of the total authorized number of 10,000,000 shares of Company preferred stock (the “Preferred Stock”), par value $0.0001 per share, there shall be designated a series of 2,500,000 shares which shall be issued hereunder and constitute a single series to be known as “Series B Senior Convertible Preferred Stock” (hereinafter called the “Series B Preferred Stock”). The shares of Series B Preferred Stock have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

1.	Certain Definitions.

“Average Price” shall mean with respect to any shares of stock or securities including the Common Stock (as defined below), on any date of determination, the average for the ten (10) consecutive Trading Days (as defined below) preceding and including such date of determination of the reported last sale prices per share on the principal national securities exchange or inter-dealer quotation system on which such stock or security is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange or inter-dealer quotation system or if last sale prices are not available, the average for the ten (10) consecutive Trading Days preceding and including the date of determination of the average of the closing bid and asked prices per share or security in the over-the-counter market as published by the National Quotation Service or the OTC Bulletin Board or, if no such quotations are published or furnished, by any New York Stock Exchange member firm selected from time to time by the Company for that purpose.

“Common Stock” shall mean the common stock, $0.0001 par value, of the Company, including the stock into which the Preferred Stock is convertible, and any capital stock of any class of the Company thereafter authorized that shall not be limited to a fixed sum in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Current Market Price” shall mean, with respect to any shares of capital stock or other securities, (i) if such stock or securities are listed or admitted to trading on a national securities exchange or an inter-dealer quotation system or traded in the over-the-counter market, the Average Price per share or security, as the case may be, at the close of trading on the Trading Day on which the relevant determination is to be made, or if such day is not a Trading Day, the Trading Day immediately preceding such day and (ii) if such stock or security is not so listed, admitted or traded, the fair market value of such stock or security as determined by the Board of Directors of the Company including the affirmative vote of a Series B Representative (which vote shall be given or withheld in a fiduciary capacity and which vote shall not be unreasonably withheld) or, if such parties cannot agree, as determined by an Independent Appraiser.

“Excluded Stock” shall mean Common Stock issued or to be issued:

(i)	pursuant to the conversion, exercise or exchange of securities outstanding as of the date of this Certificate of Designation or pursuant to the conversion, exercise or exchange of rights, options or warrants issued or granted after the date of this Certificate of Designation;

(ii)	up to 30,000,000 shares of Common Stock, pursuant to the exercise of any equity securities issued in accordance with the Company’s stock option plan or stock purchase plan, or otherwise issued to the Company’s employees, consultants or directors in transactions not primarily for equity financing purposes and approved by a majority of the members of the Compensation Committee and the Board of Directors;

(iii)	in connection with any joint venture or strategic relationship approved by the Board of Directors;

(iv)	in connection with leases, loans and other transactions not primarily for equity financing purposes and approved by the Board of Directors; or

(v)	in connection with the Agreement and Plan of Merger with Macroport, Inc.

“Independent Appraiser” shall mean (i) an investment banking firm, appraisal firm or any other financial expert of recognized national standing in the United States, selected by the Company and reasonably acceptable to the holders of a majority of the Series B Preferred Stock, that does not (or whose directors, officers, employees, affiliates or stockholders do not) have a direct or indirect material financial interest in the Company.

“Original Purchase Price” shall mean $1.00 per share, which shall be subject to adjustment as provided for in Subsection 4D hereof.

“Series B Representative” shall mean a member of the Board of Directors of the Company whose election to the Board of Directors requires the consent of at least a majority of the outstanding shares of Series B Preferred Stock.

“Trading Day” shall mean (i) if the relevant stock or security is listed or admitted for trading on the New York Stock Exchange or any other national securities exchange, a day on which such exchange is open for business; (ii) if the relevant stock or security is quoted on the Nasdaq Global Market or any other system of automated dissemination of quotations of securities prices, a day on which trades may be effected through such system; or (iii) if the relevant stock or security is not listed or admitted for trading on any national securities exchange or quoted on the Nasdaq Global Market or any other system of automated dissemination of quotation of securities prices, a day on which the relevant stock or security is traded in a regular way in the over-the-counter market and for which a closing bid and a closing asked price for such stock or security are available.

2. Dividends. The holders of the Series B Preferred Stock are not entitled to a dividend, other than a liquidating distribution, or ordinary dividends or distributions declared or paid on the Common Stock, on an as-converted basis.

3. Preferences on Liquidation.

A. Liquidation Preference for Series B Preferred Stock. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Series B Preferred Stock shall be entitled, before any distributions shall be made to the holders of the Common Stock or any other series of Preferred Stock of the Company, to be paid a per share amount equal to the Original Purchase Price, plus any unpaid declared dividends (appropriately adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or like occurrences) (in the aggregate, the “Liquidation Preference”). After the payment of the Liquidation Preference, the holders of the Series A Junior Preferred Stock shall be entitled to receive, in preference to the holders of the Common Stock, but subordinate to the holders of the Series B Preferred Stock, a per share determined under the Certificate of Designation for the Series A Junior Preferred Stock (the “Junior Liquidation Preference”). With respect to the assets remaining after distribution of the Liquidation Preference and the Junior Liquidation Preference, the holders of the Series B Preferred Stock and Common Stock shall receive an aggregate pro rata liquidating distribution per share on an as-converted basis.

If upon such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of Series B Preferred Stock of the Company shall be insufficient to permit payment to the holders of Series B Preferred Stock of the full amount of the Liquidation Preference, then the entire assets of the Company to be distributed shall be distributed ratably to the holders of Series B Preferred Stock in proportion to the Liquidation Preference each such holder would otherwise be entitled to receive.

B. Notice of Liquidation. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Preference and the place where said sums shall be payable shall be given by mail, postage prepaid, not less than 30 or more than 60 days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock, such notice to be addressed to each shareholder at his post office address as shown by the records of the Company.

C. Sale as a Liquidation. Unless waived in writing by the holders of a majority of the Series B Preferred Stock then outstanding, voting together as one class, a consolidation or merger of the Company into or with any other entity or entities, or the sale or transfer by the Company of all or substantially all of its assets, in each case under circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Company immediately prior to such a merger, consolidation or sale, own less than a majority in voting power of the outstanding capital stock of the corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such a merger, consolidation or sale (each such transaction being hereinafter referred to as a “Corporate Transaction”) shall be treated as a liquidation within the meaning of this Section 3, including for the purpose of determining the consideration to be received by holders of the Series B Preferred Stock in connection with any such Corporate Transaction.

4. Conversion. The holders of shares of Series B Preferred Stock shall have the following rights and, in certain cases, obligations, to convert all or a portion of their shares into fully paid and non-assessable shares of Common Stock or any capital stock or other securities into which such Common Stock shall have been changed or any capital stock or other securities resulting from a reclassification thereof:

A. Right to Convert. Subject to the terms and conditions of this paragraph 4A, the holder of any share or shares of Series B Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series B Preferred Stock into such number of fully paid and non-assessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series B Preferred Stock so to be converted by the Liquidation Preference per share and dividing the result by the conversion price of $0.20     per share, or if there has been an adjustment of the conversion price, by the conversion price as last adjusted and in effect at the date any share or shares of Series B Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the “Conversion Price”).

Such rights of conversion shall be exercised by the holder thereof by surrender of a certificate or certificates for the shares to be converted to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holder or holders of the Series B Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a properly completed notice of conversion in the form attached to the Series B Preferred Stock certificate with a statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock, shall be issued. Accrued (to the extent declared) and unpaid dividends on the Series B Preferred Stock shall be taken into account in determining the number of shares of Common Stock to be received by holders upon conversion.

B. Issuance of Certificates; Time Conversion Effected. Promptly after the receipt by the Company of the written notice referred to in subparagraph 4A and surrender of the certificate or certificates for the share or shares of the Series B Preferred Stock to be converted, the Company shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series B Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Company and the certificate or certificates for such shares shall have been surrendered as aforesaid, and at such time, the Series B Preferred Stock rights of the holder of such share or shares shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

C. Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of the Series B Preferred Stock into Common Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share, and no payment or adjustment shall be made upon any conversion on account of any cash dividends payable on the Series B Preferred Stock so converted or the Common Stock issued upon such conversion. In case the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 4A exceeds the number of shares converted, the Company shall upon such conversion, execute and deliver to the holder thereof at the expense of the Company, a new certificate for the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

D. Adjustment of Conversion Price upon Issuance. The Conversion Price shall not be adjusted if the Company shall issue or sell, or is, in accordance with subparagraphs 4D(1) through 4D(8), deemed to have issued or sold, any shares of Excluded Stock. Upon the issuance or in accordance with subparagraphs 4D(1) through 4D(8) the deemed issuance of any Common Stock by the Company at a price per share less than the lesser of (the “Trigger Price”) the Conversion Price then in effect, or $0.25 per share (appropriately adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or like occurrences), the Conversion Price of the Series B Preferred Stock shall be adjusted to equal the Conversion Price then in effect multiplied by a fraction:

i.	the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including all shares of Common Stock issuable upon the exercise of any options and warrants then outstanding and the conversion of the Series A Junior Preferred Stock then outstanding) plus the number of shares of Common Stock issuable upon conversion of the then-outstanding shares of Series B Preferred Stock at such Conversion Price in effect immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of additional shares of Common Stock in such issuance would purchase at the Trigger Price; and

ii.	the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including all shares of Common Stock issuable upon the exercise of any options and warrants then outstanding and the conversion of the Series A Junior Preferred Stock then outstanding) plus the number of shares of Common Stock issuable upon conversion of the then-outstanding shares of Series B Preferred Stock at such Conversion Price in effect immediately prior to such issuance plus the number of such additional shares of Common Stock so issued.

No adjustment of the Conversion Price, however, shall be made in an amount less than $0.01 per share, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $0.01 per share or more.

For purposes of this subparagraph 4D, the following paragraphs 4D(1) to 4D(8) shall also be applicable:

(1) Issuance of Rights or Options. In case at any time the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any option or warrant for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities” and, together with Options, the “Common Stock Equivalents”), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum of aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issued upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph (3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(2) Issuance of Convertible Securities. In case the Company shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof by (ii) the total maximum number of  shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Trigger Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph (3) below, no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subparagraph 4D, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(3) Change in Option Price or Conversion Rate. If (1) the purchase price provided for in any Option referred to in subparagraph (1); (2) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph (1) or (2); or (3) the rate at which any Convertible Securities referred to in subparagraph (1) or (2) are convertible into or exchangeable for Common Stock shall change at any time (in each case other than under or by reason of provisions providing solely for protections of the holders of such Option or Convertible Securities against dilution), then the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate , as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such Option referred to in subparagraph (1) or the rate at which any Convertible Securities referred to in subparagraph (1) or (2) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto providing solely for protection of the holders of such Option or Convertible Securities against dilution, then, in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced.

(4) Stock Dividends. In case the Company shall declare a dividend or make any other distribution upon any stock of the Company payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration and the Conversion Price then in effect immediately prior to such dividend declaration or distribution shall be reduced as if the Company had subdivided its outstanding shares of Common Stock into a greater number of shares as provided in subparagraph (5).

(5) Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of Common Stock or Convertible Securities into a greater number of shares or shall declare or pay a dividend on its outstanding shares of Common Stock payable in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding  shares of Common Stock of the Company shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(6) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the non-cash consideration, received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. The amount of consideration deemed to be received by the Company pursuant to the foregoing provisions of this subparagraph (6) upon any issuance and/or sale of shares of Common Stock, Options or Convertible Securities, pursuant to an established compensation plan of the Company, to directors, officers or employees of the Company in connection with their employment shall be increased by the amount of any tax benefit realized by the Company as a result of such issuance and/or sale, the amount of any tax benefit being the amount by which the federal and/or state income or other tax liability of the Company shall be reduced by reason of any deduction or credit in respect of such issuance and/or sale. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

(7) Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(8) If at any time or from time to time the Company shall issue or distribute to the holders of shares other than Series B Preferred Stock (the “Dividend Stock”) evidences of its indebtedness, any other securities of the Company or any cash, property or other assets (excluding a subdivision, combination or reclassification, or dividend or distribution payable in shares of Common Stock, referred to in Section (4) or (5), or dividends on Common Stock and also excluding cash dividends or cash distributions paid out of net profits legally available therefor in the full amount thereof) (any such non-excluded event being herein called a “Special Dividend”), the Conversion Price shall be adjusted by multiplying the Conversion Price then in effect by a fraction, the numerator of which shall be the then Current Market Price per share of the Dividend Stock in effect on the record date of such issuance or distribution less the fair market value (as determined in good faith by the Company’s Board of Directors) of the Special Dividend applicable to one share of Dividend Stock and the denominator of which shall be the then Current Market Price Per Share of the Dividend Stock in effect on the record date of such issuance or distribution. An adjustment made pursuant to this Subsection (8) shall become effective immediately after the record date of any such Special Dividend.

E. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Company shall be effected in such a way (including, without limitation, by way of consolidation or merger, but excluding a consolidation, merger or sale which is treated as a liquidation with respect to holders of Series B Preferred Stock for purposes of Section 3) that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provision shall be made whereby each holder of a share or shares of Series B Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Company immediately theretofore receivable upon the conversion of such share or shares of the Series B Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not take place and in any such case, appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any  shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights (including an immediate adjustment, by reason of such reorganization or reclassification, of the Conversion Price to the value for the Common Stock reflected by the terms of such reorganization or reclassification if the value so reflected is less than the Trigger Price in effect immediately prior to such reorganization or reclassification). In the event of a merger or consolidation of the Company as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to holders of the Common Stock of the Company outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Company. The Company shall not effect any such consolidation or merger, or any sale of all or substantially all its assets and properties, unless prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to each holder of shares of Series B Preferred Stock at the last address of such holder appearing on the books of the Company, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

F. Notice of Adjustment. Upon any adjustment of the Conversion Price, then, and in each such case, the Company shall give written notice thereof by first class mail, postage prepaid, addressed to each holder of shares of Series B Preferred Stock at the address of such holder as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

G. Other Notices. In case at any time:

1.	the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

2.	the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

3.	there shall be any capital reorganization or reclassification of the capital stock of the Company, or a consolidation or merger of the Company with, or a sale of all or substantially all its assets to, another corporation; or

4.	there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series B Preferred Stock at the address of such holder as shown on the books of the Company, (a) at least 15 days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, at least 15 days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

H. Mandatory Conversion. Each share of Series B Preferred Stock shall be converted, automatically and without further action on the part of any person or the Company, into that number of shares of Common Stock as is equal to the quotient obtained by dividing (i) the Liquidation Preference per share of the Series B Preferred Stock by (ii) the then applicable Conversion Price (A) no sooner than August      , 2007 and after the Company provides written notice to holders of the Series B Preferred Stock certifying that the minimum closing price of the Common Stock for ten (10) consecutive trading days has exceeded $0.45 per share (appropriately adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or like occurrence); or (B) upon receipt of the written notice of holders of a majority of the then-outstanding shares of Series B Preferred Stock of their election to cause an automatic conversion pursuant to this subparagraph 4H. Any such conversion shall be effected in accordance with the provisions of subparagraphs 4B and 4C hereof.

I. Market Stand-Off. Each share of Common Stock received upon the voluntary or mandatory conversion of Series B Preferred Stock (each a “Restricted Share”) shall be subject to the following until May 31, 2008: The holder of Restricted Shares shall not at any time on or before May 31, 2008: (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Shares, or (ii) enter into any swap or other arrangements that transfers to another in whole or in part, any of the economic consequences of ownership of such Restricted Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise; provided, however, that these restrictions shall terminate earlier than May 31, 2008, if the Current Market Price of the Common Stock exceeds $0.35 (as adjusted for any stock splits, stock dividends, stock combination, stock subdivision or like occurrences), for ten (10) consecutive Trading Days on which sales of the Company’s Common Stock are reported. In furtherance of the foregoing, (a) each holder of Restricted Shares shall execute and deliver such other agreements as may be reasonably requested by the Company which are consistent with the foregoing or which are necessary to give further effect thereto, and (b) the Company is authorized to impose stop-transfer instructions with respect to Restricted Shares subject to the foregoing restriction until the end of the applicable period.

J. Stock to be Reserved. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series B Preferred Stock as herein provided, such number of  shares of Common Stock as shall then be issuable upon the conversion of all outstanding  shares of Series B Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and non-assessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes) and, without limiting the generality of the foregoing, the Company covenants that it shall from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Company shall take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Company may be listed. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Company’s Certificate of Incorporation.

K. No Reissuance of Series B Preferred Stock. Shares of Series B Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

L. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series B Preferred Stock shall be made without charge to the holders thereof for any issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Company shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series B Preferred Stock which is being converted.

M. Closing of Books. The Company will at no time close its transfer books against the transfer of any Series B Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Preferred Stock in any manner which interferes with the timely conversion of such Series B Preferred Stock; provided, however, nothing herein shall be construed to prevent the Company from setting record dates for the holders of its securities.

5. Voting – Series B Preferred Stock. In addition to any class voting rights provided by law and this Certificate of Designation, the holders of Series B Preferred Stock shall have the right to vote together with the holders of Common Stock and Series A Junior Preferred Stock as a single class on any matter on which the holders of Common Stock are entitled to vote. With respect to the voting rights of the holders of the Series B Preferred Stock pursuant to the preceding sentence, each holder of Series B Preferred Stock shall be entitled to one vote for each share of Common Stock that would be issuable to such holder upon the conversion of all the shares of Series B Preferred Stock held by such holder on the record date for the determination of shareholders entitled to vote.

6. Restrictions on Transfer. Transfers of the Series B Preferred Stock shall be unrestricted, except as to legal compliance (e.g., that the transaction is not subject to the registration requirements of the Securities Act and any applicable state securities laws).

7. No Waiver. Except as otherwise modified or provided for herein, the holders of Series B Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the applicable provisions of Delaware law.

8. No Impairment. The Company shall not, through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but shall at all times in good faith assist in the carrying out of all the provisions of Article Four and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the holders of the Series B Preferred Stock against impairment.

9. Protective Provisions. So long as at least 1,000,000 shares of Series B Preferred Stock are outstanding (appropriately adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or like occurrences), the Company shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting together as a class:

A. alter or change the rights, preferences or privileges of the shares of any series of Preferred Stock so as to affect adversely the shares of Series B Preferred Stock; or

B. authorize or issue, or obligate itself to issue, any other equity security, including any security convertible into or exercisable for any equity security, having a preference over the Series B Preferred Stock with respect to voting, dividends, redemption and conversion or having a parity with or a preference over the Series B Preferred Stock with respect to liquidation; or

C. authorize or designate greater than 2,500,000 shares of Series B Preferred Stock (appropriately adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or like occurrences).

10. This Certificate of Designation shall not be amended, either directly or indirectly, or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of at least a majority of the outstanding shares of the Series B Preferred Stock, voting separately as a class. Any amendment so approved shall be binding on all holders of Series B Preferred Stock.

[signature page of Certificate of Designations]

IN WITNESS WHEREOF, this Certificate of Designation has been executed by the Company by its President as of the 31st day of May, 2007.

MIGO SOFTWARE, INC.

By:
Kent Heyman, President